Exhibit 99.1

TransDigm to Acquire EME Holding GmbH

CLEVELAND, March 6, 2014 /PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG) announced today that it has completed the acquisition of Elektro-Metall Export GmbH (EME or the Company), for approximately $47.4 million made up of $40.3 million in cash plus the assumption of approximately $7.1 million of net indebtedness.

EME, headquartered in Ingolstadt, Germany, manufactures proprietary, highly engineered aerospace electromechanical actuators, electrical and electromechanical components and assemblies primarily for commercial aircraft, helicopters and other specialty applications. The major commercial end-use platforms include the Airbus A320, A330, A340, A350, A380, the Pilatus PC-12 and the Eurocopter EC135/145. Military revenues make up about 20% of the revenues. The major military end-use platforms include the Airbus A400M, Eurofighter and the NH90. EME had calendar year 2013 revenues of approximately $40 million. Aftermarket accounts for approximately one-third of the revenues and over 80% of the revenues come from proprietary and sole source products.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated, stated, “EME is a long standing European manufacturer of proprietary products with established positions on every Airbus commercial transport platform, strong and growing aftermarket content and a great reputation. The highly engineered products will allow us to expand our content on a number of substantial platforms. EME will be the fourth TransDigm operating unit in Western Europe and as with all TransDigm acquisitions, we see significant value creation opportunities through our proven value creation methodology.”

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces, lighting and control technology and military personnel parachutes and cargo delivery systems.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to failure to complete or successfully integrate the acquisition; that the acquired business does not perform in accordance with our expectations; and other factors. Further information regarding important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
(216) 706-2945
ir@transdigm.com

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